(h) (1)(i)

SCHEDULE I OF ADMINISTRATION AGREEMENT

As of [    ], 2018

Funds

Impact Shares NAACP Minority Empowerment ETF

Impact Shares Sustainable Development Goals Global Equity ETF

Impact Shares YWCA Women’s Empowerment ETF

Impact Shares Administration Agreement	Page 1 of 1
SEI – 252293

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI GLOBAL SERVICES, INC.